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                                                                     EXHIBIT 4a

                               ANTEC CORPORATION
                        2000 MID-LEVEL STOCK OPTION PLAN

         1. PURPOSE AND EFFECTIVE DATE. ANTEC Corporation (the "Company") has established this 2000 Mid-Level Stock Option Plan (the "Plan") to facilitate the retention and continued motivation of key mid-level employees and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be January 31, 2000.

         2. ADMINISTRATION. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company's Board of Directors or such other Board committee as the Board may designate (the "Committee"). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee's interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

         3. SHARES SUBJECT TO PLAN. A total of 500,000 shares of Common Stock of the Company ("Shares"), par value $.01 per share may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

         4. ELIGIBILITY. All mid-level employees of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan or participation under the Plan, and any grant or exercise of an incentive award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason.

         5. AWARDS. The Committee may grant awards under the Plan to eligible persons in the form of stock options and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

                  (a) All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

                  (b) The exercise price of any option shall not be less than 85% of the fair market value of a corresponding number of Shares as of the date of grant.

                  (c) No person may be granted options under the Plan for more than 7,500 Shares.

                  (d) No options may be granted under the Plan to any officer of the Company.

                  (e) No options may be granted under the Plan after the date of the 2000 annual meeting of stockholders of the Company.

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         6. AMENDMENT OF THE PLAN. The Board of Directors or the Committee may
from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever.

         Adopted as of the above date by the Compensation Committee of the Board of Directors of ANTEC Corporation.



                                  /s/ JAMES E. KNOX
                                 -----------------------------------------------
                                 James E. Knox
                                 General Counsel and Assistant Secretary


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